Exhibit 21.1
SUBSIDIARIES OF WASTE SERVICES, INC.

JURISDICTION OF
NAME	INCORPORATION	OPERATING/TRADE NAMES
Capital Environmental Holdings Company	Nova Scotia (Canada)	n/a

Freedom Recycling Holdings, LLC	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Jacksonville Florida Landfill, Inc.	Delaware	n/a

Jones Road Landfill and Recycling Ltd.	Florida	n/a

Omni Waste of Osceola County LLC	Florida	J.E.D. Landfill (expires Dec 31 2013)
Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Ram-Pak Compaction Systems Ltd.	Canada	n/a

Sanford Recycling and Transfer, Inc.	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

SLD Landfill, Inc.	Delaware	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Sun Country Materials, LLC	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Taft Recycling, Inc.	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Waste Services (CA) Inc.	Ontario	A & B Portables (expires Feb.21/11)
	Extra-Provincially	Capital Environmental Resource (expires Feb.22/11)
	registered in:	Frith Regional Waste Systems (expires Feb.22/11)
	Alberta	John’s Cartage Waste Management Services (expires
	British Columbia	Feb.22/11)
	Manitoba	Larue Waste & Recycling (expires Feb.22/11)
	Quebec	Maverick Waste Systems (expires Feb.22/11)
	Saskatchewan	McGill Environmental Services (expires Feb.22/11)
Muskoka Containerized Services (expires Feb.22/11)
Waste Services (expires Feb.22/11)
WSI (expires Feb.22/11)
Turney Disposal (expires July20/11)
Nibourg Waste Management (expires Nov.1/11)
GAP (expires Oct.31/10)

Waste Services of Arizona, Inc.	Delaware	n/a

Waste Services of Florida Inc.	Delaware	Florida Recycling Services
Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

WS General Partner, LLC	Texas	n/a

9180-1720 Quebec Inc.	Quebec	n/a